EXHIBIT (10.3)

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT AND WAIVER OF DEFAULTS

This First Amendment to Loan and Security Agreement and Waiver of Defaults, dated as of October 14, 2015, is made by and among SKYLINE CORPORATION, an Indiana corporation (“Parent”) and its wholly-owned subsidiaries, HOMETTE CORPORATION (“Homette”) and LAYTON HOMES CORP. (“Layton”), each an Indiana corporation, and SKYLINE HOMES, INC. (“Homes”), a California corporation (Homette, Layton and Homes, herein collectively, the “Consolidated Subsidiaries” and together with Parent, the “Debtor”), and FIRST BUSINESS CAPITAL CORP., a Wisconsin corporation (“Lender”).

R E C I T A L S:

Debtor and Lender have entered into a Loan and Security Agreement dated as of March 20, 2015 (the “Loan Agreement”).

Debtor has requested that Lender amend certain provisions of the Loan Agreement and waive certain defaults under the Loan Agreement, all of which Lender is willing to do pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, the following definitions shall be added to read as follows:

“Initial Advance Date” shall mean the first day on which Debtor intends to commence requesting advances under Credit Facility A.

2. Amendment of Section 2.3.3. Section 2.3.3 of the Loan Agreement shall be amended in its entirety effective November 1, 2015 to read as follows:

2.3.3. Facility Fees – Reimbursement of Expenses. In addition to all other amounts to be paid by Debtor hereunder, Debtor shall pay Lender the following fully earned non-refundable fees: (i) annual facility fees of Fifty Thousand Dollars ($50,000.00) each, payable on each anniversary of the Closing Date, (ii) an unused line fee payable in arrears at the rate of one quarter percent (.25%) per annum on the average daily Unused Amount during the prior calendar month, payable on the first day of each month and on the date of termination of this Agreement (for the partial month then ended), (iii) monthly bank assessment fees equal to thirty five one hundredths percent (.35%) per annum of the Maximum Loan Amount each, payable in arrears on the first day of each month and on the date of termination of this Agreement, (iv) at any time outstanding Obligations and Letter of Credit Liabilities under Credit Facility A (as evidenced by Debtor’s loan account ledger for Credit Facility A) exceeds the amount permitted in accordance with Section 4.1 (herein, an “overadvance”), in Lender’s sole discretion and without waiving any of its other rights or remedies, daily overadvance fees at Lender’s then applicable rate, which are currently One Thousand Dollars ($1,000.00) per day, payable on the dates each such overadvance occurs, and (v) monthly letter of credit fees payable in arrears at the rate of one quarter percent (.25%) on the outstanding amount of letters of credit issued at the request of Debtor by Lender or by a Bank Affiliate or other bank and outstanding during the prior month, payable on the first day of each month after the issuance of each such letter of credit, plus all applicable issuance fees, draw fees, amendment fees and other related fees. Amounts to be reimbursed by Debtor include all of Lender’s legal fees incurred in negotiating and preparing the documentation for this extension of credit, along with all other normal and customary out of pocket fees relating to and expenses associated with preparation for closing and the actual closing of the transaction contemplated by this Agreement, including, without limitation, travel and travel related expenses of Lender’s personnel incurred in connection with due diligence and closing activities related to the transaction contemplated by this Agreement (whether or not the transaction closes or funds are advanced), all of which amounts shall be payable upon demand. Debtor shall also pay Lender, upon demand, for all field examinations of Debtor and its assets performed by Lender (at Lender’s standard fee plus out of pocket expenses) or on behalf of Lender (by reimbursing Lender’s actual expense), whether conducted in conjunction with Lender’s pre-closing due diligence or during the term of this Agreement. Lender agrees that so long as no Event of Default has occurred and is continuing, Lender will not conduct field examinations during the term of the Agreement until Debtor has provided notice of the Initial Advance Date. To the extent the Obligations are being prepaid in full prior to the Termination Date, any fees or other amounts otherwise payable under this Section 2.3.3 after such prepayment date but on or prior to the Termination Date shall be due and payable with the final payment of the Obligations. All amounts owing under this Section 2.3.3 may be debited to Debtor’s loan account ledger for Credit Facility A.

3. Amendment of Section 2.4. Section 2.4 of the Loan Agreement shall be amended in its entirety to read as follows:

2.4. Requests for Advances. Each Consolidated Subsidiary hereby irrevocably designates Parent to act on its behalf to request advances hereunder and hereby authorizes Lender to pay over and credit all loan proceeds hereunder in accordance with the requests of Parent. Notwithstanding anything herein to the contrary, Parent shall provide Lender with not less than thirty (30) days prior written notice of the Initial Advance Date and shall cooperate with Lender to complete an updated field examination prior to such initial advance. Requests for advances hereunder received prior to 1:00 p.m. Central Time on a Business Day will be processed on the same Business Day and, subject to availability terms and absence of default hereunder will be honored the same Business Day. Requests for advance received after 1:00 p.m. Central Time on any Business Day or on any other day will be processed on the next Business Day. Notwithstanding the foregoing, until such time as Parent has requested the initial advance pursuant to the foregoing sentence, Debtor has requested, and Lender hereby agrees, that on each Business Day on which the cash receipts posted to Debtor’s loan account ledger in accordance with the provisions of Section 5.2 exceed the amount of outstanding loans to Debtor, if any (such excess receipts being the “Excess Amount”), without further request by Debtor, Lender shall make an advance of funds in the amount equal to the Excess Amount for credit to the Operating Account. The foregoing constitutes a continuing request for such advances and shall remain in effect so long as Parent has not made a request for an advance in accordance with the second sentence hereof, or until otherwise cancelled by either Debtor, upon two (2) Business Days prior notice to Lender or Lender, upon notice to Debtor.

4. Amendment of Section 7.25. Section 7.25 of the Loan Agreement shall be amended by amending the monthly stop loss provisions to read as follows:

In addition to the foregoing requirements, Debtor’s Net Loss ( ) for any fiscal month of Debtor set forth below shall not exceed the amount set forth opposite such month:

Months	Maximum Net Loss

August – November, 2015	($500,000)
December, 2015	($1,500,000)
January – February 2016	($1,000,000)
March – May, 2016	($500,000)
June 2016 and thereafter	($250,000)

5. Amendment of Section 8.3. Section 8.3 of the Loan Agreement shall be amended in its entirety to read as follows:

8.3. Expenditures. Expend or contract to expend during any fiscal year of Debtor more than Eight Hundred Thousand Dollars ($800,000.00) in the aggregate for the lease (other than operating lease), purchase or other acquisition of any capital asset, or for the lease (other than operating lease) of any other asset, whether payable currently or in the future.

6. Amendment of Exhibits. Exhibit D to the Loan Agreement shall be amended to read as set forth on the attached Exhibit D.

7. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

8. Waiver of Defaults. Prior to giving effect to the amendments set forth herein, certain defaults occurred under the Loan Agreement on account of Debtor’s violation of the following provisions of the Loan Agreement, which constitute Events of Default pursuant to Section 9.2 of the Loan Agreement (the “Current Defaults”):

Loan Agreement Provision	Financial Covenant Requirement	Actual
Section 7.25 for June, 2015	Monthly Stop Loss of ($500,000)	($570,241)
Section 7.25 for July, 2015	Monthly Stop Loss of ($500,000)	($898,126)

Upon the terms and subject to the conditions set forth in this Amendment, Lender hereby waives the Current Defaults. These waivers shall be effective only in this specific instance and for the specific purposes for which they are given, and these waivers shall not entitle Debtor to any other or further waiver in any similar or other circumstances.

9. Conditions Precedent. This Amendment and the waivers set forth in Paragraph 8, above, shall be effective when Lender shall have received an executed copy hereof, including by facsimile or other electronic copy, together with each of the following, each in substance and form acceptable to Lender in its sole discretion, provided the same are received by Lender no later than October 16, 2015:

(a) With respect to each of Parent and each Consolidated Subsidiary, a Certificate of the Secretary of such entity certifying as to (i) the resolutions of the directors, of each such entity which resolutions shall be attached to the Certificate, approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of such entity which were previously certified and delivered to Lender, continue in full force and effect and have not been further amended or otherwise modified except as noted therein, and (iii) certifying that the officers of such entity who have been certified to Lender pursuant to the applicable Certificate dated as of March 20, 2015, as being authorized to sign and to act on behalf of such entity continue to be so authorized or setting forth the sample signatures of each of the officers of such entity, authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of such entity.

(b) Such other matters as Lender may require.

Debtor agrees to forward an executed original of this Amendment to Lender as soon as reasonably practicable.

10. Representations and Warranties. Debtor hereby represents and warrants to Lender as follows:

(a) Debtor has all requisite power and authority to execute this Amendment and any other instruments and agreements contemplated hereby and to perform all of Debtor’s obligations hereunder and thereunder, and this Amendment and any other instruments and agreements contemplated hereby have been duly executed and delivered by Debtor and constitute legal, valid and binding obligations of Debtor, enforceable in accordance with their terms.

(b) The execution, delivery and performance by Debtor of this Amendment and any other instruments and agreements contemplated hereby have been duly authorized by all necessary action and do not (i) require any further authorization, consents or approvals, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Debtor, or the governing documents of Debtor, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Debtor is a party or by which it or its properties may be bound or affected.

(c) All of the warranties contained in Section 6 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such warranties relate solely to an earlier date.

11. References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement, as amended hereby; and any and all references in the Collateral Agreements to the Loan Agreement shall be deemed to refer to the Loan Agreement, as amended hereby.

12. No Other Waiver. Except as set forth in Paragraph 8, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be waiver of any Event of Default under the Loan Agreement or breach, default or event of default under any Collateral Agreement or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

13. Costs and Expenses. Debtor hereby agrees to pay or reimburse Lender for all costs and expenses incurred by Lender in connection with this Amendment, including all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Debtor hereby agrees that at Lender’s sole option, and without further authorization by Debtor, such amounts may be debited to Debtor’s loan account ledger for Credit Facility A.

14. Miscellaneous.

(a) Debtor acknowledges and agrees that as of the date of this Amendment, it has no right of offset with respect to any amount owed by it to Lender, and Debtor waives and releases all claims which it may have, whether known or unknown, against Lender arising on or prior to the date of this Amendment in connection with the Loan Agreement, the Notes, the Collateral Agreements, or any other evidence of or document relating to any of the foregoing. This Amendment shall not establish a course of dealing or evidence any willingness on Lender’s part to grant other or future amendments or waivers, should any be requested.

(b) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

(c) This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Wisconsin, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Signatures begin on following page

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement and Waiver of Defaults to be duly executed as of the date first written above.

DEBTOR:		LENDER:

SKYLINE CORPORATION		FIRST BUSINESS CAPITAL CORP.

By:	/s/ Jon S. Pilarski	By:	/s/ James G. Tepp
	Jon S. Pilarski, Vice President, Finance & Treasurer, Chief Financial Officer		James G. Tepp, Vice President

HOMETTE CORPORATION

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

LAYTON HOMES CORP.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

SKYLINE HOMES, INC.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

Compliance Certificate

To:	James G. Tepp
First Business Capital Corp.

Date:	, 20

Subject:	Skyline Corporation
Financial Statements

In accordance with our Loan and Security Agreement dated as of March 20, 2015, as amended (the “Loan Agreement”), attached are the consolidated financial statements of Skyline Corporation (“Debtor”) as of             , 20     (the “Reporting Date”), and for the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Loan Agreement.

I certify in my capacity as an officer of Debtor that the Current Financials have been prepared in accordance with generally accepted accounting principles, subject to year-end adjustments, and fairly present Debtor’s financial condition and the results of its operations as of the date thereof.

Events of Default. (Check one):

☐	The undersigned does not have knowledge of the occurrence of an Event of Default under the Loan Agreement.

☐	The undersigned has knowledge of the occurrence of an Event of Default under the Loan Agreement and attached hereto is a statement of the facts with respect to thereto.

I hereby certify to Lender as follows:

☐	The Reporting Date marks the end of one of Debtor’s fiscal months, hence I am completing only paragraphs 3 and 4 below.

☐	The Reporting Date marks the end of Debtor’s fiscal year, hence I am completing all paragraphs below.

Financial Covenants. The undersigned hereby further certifies as follows:

1. Minimum Net Worth. Pursuant to Section 7.24 of the Loan Agreement, as of the Reporting Date, Debtor’s Net Worth was $         which ☐ satisfied ☐ did not satisfy the requirement that such amount be not less than $         on the Reporting Date as determined in accordance with the following:

Determination Date	Net Worth Amount

May 31, 2015	Actual Net Worth as of the prior May 31 minus $13,000,000.00

August 31, 2015	Actual Net Worth as of the prior May 31 minus $1,000,000.00

November 30, 2015	Actual Net Worth as of the prior May 31 minus $2,000,000.00

February 28, 2016	Actual Net Worth as of the prior May 31 minus $3,500,000.00

May 31, 2016	Actual Net Worth as of the prior May 31 minus $3,500,000.00

August 31, 2016	Actual Net Worth as of the prior May 31 minus $1,000,000.00

November 30, 2016	Actual Net Worth as of the prior May 31 minus $1,500,000.00

February 28, 2017	Actual Net Worth as of the prior May 31 minus $1,750,000.00

May 31, 2017	Actual Net Worth as of the prior May 31 minus $1,750,000.00

August 31, 2017 and each August 31 thereafter	Actual Net Worth as of the prior May 31 minus $250,000.00

November 30, 2017 and each November 30 thereafter	Actual Net Worth as of the prior May 31

February 28, 2017 and each February 28 thereafter	Actual Net Worth as of the prior May 31 plus $250,000.00

May 31, 2018 and each May 31 thereafter	Actual Net Worth as of the prior May 31 plus $500,000.00

2. Minimum Net Earnings. Pursuant to Section 7.25 of the Loan Agreement, for the ☐ quarter ☐ year ending as of the Reporting Date, Debtor’s Net Earnings (Loss) was $        , which ☐ satisfied ☐ did not satisfy the requirement that such amount be not less than $         for the period ending on the Reporting Date, as determined in accordance with the following:

Period	Net Earnings (Loss) Amount
June 1, 2014 – May 31, 2015	($13,000,000.00)
June 1, 2015 – August 31, 2015	($1,000,000.00)
June 1, 2015 – November 30, 2015	($2,000,000.00)
June 1, 2015 – February 28, 2016	($3,500,000.00)
June 1, 2015 – May 31, 2016	($3,500,000.00)
June 1, 2016 – August 31, 2016	($1,000,000.00)
June 1, 2016 – November 30, 2016	($1,500,000.00)
June 1, 2016 – February 28, 2017	($1,750,000.00)
June 1, 2016 – May 31, 2017	($1,750,000.00)
June 1, 2017 – August 31, 2017 and each June 1 – August 31 thereafter	($250,000.00)
June 1, 2017 – November 30, 2017 and each June 1 – November 30 thereafter	$0.00
June 1, 2017 – February 28, 2018 and each June 1 – February 28 thereafter	$250,000.00
June 1, 2017 – May 31, 2018 and each June 1 – May 31 thereafter	$500,000.00

3. Monthly Stop Loss. Pursuant to Section 7.25 of the Loan Agreement, for the fiscal month ending as of the Reporting Date, Debtor’s Net Earnings (Loss) was $        , which ☐ satisfied ☐ did not satisfy the requirement that Debtor’s Net Loss for any fiscal month of Debtor shall not exceed the amount set forth below opposite such month:

Months	Maximum Net Loss

August – November, 2015	($500,000)
December, 2015	($1,500,000)
January – February 2016	($1,000,000)
March – May, 2016	($500,000)
June 2016 and thereafter	($250,000)

4. Capital Expenditures. Pursuant to Section 8.3 of the Loan Agreement, for the year-to-date period ending on the Reporting Date, Debtor has expended or contracted to expend during the fiscal year ending May 31, 20    , for capital expenditures, $         in the aggregate, which ☐ satisfied ☐ did not satisfy the requirement that such expenditures not exceed Eight Hundred Thousand Dollars ($800,000.00) during such fiscal year.

5. Petty Cash Account. The outstanding balance in Debtor’s Petty Cash Account No. 9200024984 at JPMorgan Chase Bank, N.A. in Mansfield, Texas has not at any time during the period since Debtor’s delivery to Lender of the prior Compliance Certificate exceeded Ten Thousand Dollars ($10,000.00).

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with generally accepted accounting principles.

By:

Its: